Exhibit 21 — List of Subsidiaries of the Registrant
Farmers & Merchants Bank (incorporated in Virginia)
TEB Life Insurance Company (incorporated in Arizona)
Farmers & Merchants Financial Services (incorporated in Virginia), a subsidiary of Farmers & Merchants Bank
VBS Mortgage, LLC., 70% owned subsidiary of Farmers & Merchants Bank

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